Exhibit 10.1

PORTIONS HEREIN IDENTIFIED BY [*****] HAVE BEEN EXCLUDED  FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Confidential and Proprietary

Distributorship Agreement

This Distributorship Agreement (“Agreement”) is made and entered into, effective as of April 28, 2020 (“Effective Date”), by and between OSANG Healthcare Co., Ltd. with its principal place of business at 132, Anyangcheondong-ro, Dongan-gu, Anyang-si, Gyeonggi-do, Republic of Korea (“Manufacturer”) and SG Blocks, Inc. with its principal place of business at 195 Montague St., Brooklyn, NY 11201, United States of America (“Distributor”). Manufacturer and Distributor are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Manufacturer and Distributor have discussed the terms and conditions of transactions regarding certain products hereunder.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

Article 1. Manufacturer agrees to sell and deliver to Distributor and Distributor agrees to purchase and distribute the following products (“Product”) from Manufacturer under this Agreement during the Term (as defined in Article 3). For any Manufacturer’s products (in-vitro glucose, HbA1c, cholesterol, immunoassay and/or molecular diagnostic tests, instruments, accessories, etc.) other than the Product, Manufacturer and Distributor may discuss and negotiate the terms and conditions therefor as separate agreements. The unit price of the Product below may be changed upon Manufacturer’s written notice to Distributor in accordance with any price changes on raw materials required for manufacture of the Product.

Product (Ref. No. IMFR-45)	Price Per Test (1Kit = 100 Test)
GeneFinder COVID-19 Plus RealAmp Kit	USD $[*****]/Test Plus any applicable freight charges

Article 2. Manufacturer grants to Distributor the non-exclusive rights to purchase, import, promote, market, sell, distribute and perform after-sales services for the Products within the geographic area of the United States of America (“Territory”). In connection with the foregoing rights granted to Distributor, Distributor agrees and acknowledges that the Product shall be used only with Applied Biosystem 7500/7500 Fast Real-time PCR System and Bio-Rad CFX96 Real-time PCR Detection System.

Article 3. This Agreement shall take effect on the Effective Date and end on April 28, 2021 (“Term”) unless earlier terminated at any time by either Party giving the other at least thirty (30) days prior written notice. The Term may be extended by a written instrument executed by duly authorized representatives if the Parties.

Article 4. Distributor shall place a purchase order for the Products to manufacturer in writing and Manufacturer will use commercially reasonable efforts to deliver Products within two (2) weeks from the date Manufacturer received and accepted the purchase order from Distributor. For each purchase order over 5,000 Kits, however, Manufacturer will deliver the Product after it discusses any possible delivery date with Distributor. The Products will be packed in a special dry-iced package. The delivery of Product shall be made according to EXW Manufacturer’s facility (EX Works Incoterms 2010). Distributor shall pay 100% of purchase order amount subsequent to receipt of an invoice for each respective order and before shipment of the Products by means of telegraphic transfer (T/T). All payments shall be made in USD (United States Dollar).

Confidential and Proprietary

Article 5. Manufacturer warrants and covenants that all of the Products shall be free from defects in materials and workmanship. The warranty for the Products shall be effective during each shelf life of the Products. Notwithstanding the foregoing, Manufacturer’s warranty shall not extend to any of the Products which have been (i) misused or abused, (ii) improperly repaired, altered or modified, (iii) used in violation of Manufacturer’s instruction, or (iv) damaged during transportation or demonstration unless otherwise specified in any relevant warranty conditions.

Article 6. Distributor agrees that Manufacturer is the exclusive owner of all confidential information provided by Manufacturer. Distributor shall not directly or indirectly disclose the confidential information to any person or entity and will take necessary precautions to prevent any such disclosure by any of its employees or agents. The confidentiality obligations of this Agreement will survive the termination of expiration of this Agreement.

Article 7. Distributor shall indemnify and hold harmless Manufacturer and its respective directors, officers, agents and employees from and against any and all liabilities, claims, suits, losses, damages or causes of actions including costs, attorney fees and expenses which may be suffered by any loss, damage, death or bodily injury arising out of (i) Distributor’s negligent acts in connection with the use, sales or after-sale service of the Products, or (ii) Distributor’s breach of obligations under this Agreement.

Article 8. This Agreement constitutes the entire agreement of the Parties on the subject matter hereof and supersedes all prior understandings and instruments on such subject matter. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties. For purposes of this Agreement, signatures transmitted in a facsimile machine or in a document attached to an email shall be deemed to be original signatures. In addition, if any of the Parties sign facsimile or emailed copies of this Agreement, such copies shall be deemed originals. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

Article 9. This Agreement shall be construed and enforced according to the laws of Republic of Korea without application of its conflicts of laws principals. All disputes arising out of this Agreement shall be finally settled by arbitration in Singapore with the English language under the Arbitration Rules of Singapore International Arbitration Centre.

[The Signature Page Follows on the Next Page]

Confidential and Proprietary

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

For and on behalf of Manufacturer:		For and on behalf of Distributor:

OSANG Healthcare Co., Ltd.		SG Blocks, Inc.

s/ Dong-Hyun Lee		s/ Paul M. Galvin
Print Name:	Dong-Hyun Lee	Print Name:	Paul M. Galvin
Title:	Chief Executive Officer	Title:	Chief Executive Officer

3